Exhibit 10.6

CURIS LETTERHEAD

January 11, 2001

Mark W. Noel

[Address]

Dear Mark,

I am pleased to confirm our offer to you for the position of Vice President, Technology Management and Business Development at CURIS, Inc. The terms of our offer for your employment with the Company are outlined below.

Description of Duties: As Vice President, Technology Management and Business Development, you will coordinate and manage all activities relating to technology and competitive audits. Your responsibilities will also include: overseeing intellectual property strategies; technology acquisitions and licensing; coordinating research collaborations; and performing other business development activities, as needed. In this position, you will report to the Senior Vice President, Corporate Development and Strategic Planning.

Employment Date: Your starting date will be on or about February 19, 2001 or any other mutually agreeable date.

Rate of Pay: $13,333.33 per month ($160,000 per year), to be reviewed as part of our performance review program. Paychecks are issued on alternating Fridays, and compensation is based upon working a minimum of 40 hours per week.

Benefits: You will be eligible to participate in the CURIS employee benefit program as of your date of hire or in accordance with plan provisions. This comprehensive program currently covers medical and dental benefits, life and disability insurances, and a Section 125 Plan. You will be eligible to participation our 401(k) Plan on the first of the month following completion of three months of employment. You will accrue four weeks of vacation during your first year of employment and are subject to the terms for accrual and use. Parking is provided, or the cost of a MBTA pass is reimbursed in accordance with usual Company practice. CURIS also offers an Employee Stock Purchase Plan with entry dates of December and June, provided that you have completed six months of employment. If you need additional information or have questions, please contact Claudia McNair, Director, Human Resources at Extension 6510.

Stock Options: You will be granted an option on 60,000 shares of common stock of the Company, subject to approval by the Board of Directors. The stock option vests over four years with 25% vesting on the first anniversary of the date of grant. Stock options then vest at 6.25% per quarter over the remainder of the vesting period. Vesting of stock options is contingent upon your continued employment at CURIS. The exercise price of the option will be established by the Board of Directors.

Relocation: You will be provided with relocation assistance up to a maximum of $25,000. Eligible relocation expenses include airfare, car rental, and lodging for two house hunting trips for you and your spouse; up to two months of temporary housing; and reasonable and customary expenses incurred in packing and moving your household belongings. Relocation assistance is taxable under IRS regulations and will be included on your W-2.

You will be an at-will employee. The terms of your employment will be interpreted in accordance with and governed by the laws of The Commonwealth of Massachusetts.

This offer is premised on your representation that you are not subject to any confidentiality or non-competition agreement or any other similar type of restriction that would affect your ability to devote your full time and attention to your work at CURIS, Inc. The offer is also contingent upon signing the enclosed Invention, Non-Disclosure and Non-Competition Agreement. You will also be required to provide evidence that you are a U.S. citizen or national, a lawful permanent resident, or an alien authorized to work in the U.S. Proof of eligibility for employment will be required upon employment.

If the terms of this offer are acceptable, please indicate your acceptance by signing both copies of this letter and the Invention, Non-Disclosure and Non-Competition Agreement included with this letter. Please return one copy of each to Claudia McNair. We hope to receive your acceptance by January 25, 2001.

We are extremely enthusiastic about the prospect of working with you at CURIS. We believe that CURIS will offer an outstanding opportunity for you to achieve both your personal and professional goals in an exciting scientific and business environment. We feel you will be a great addition to our team.

Sincerely,

/S/ DANIEL R. PASSERI
Daniel R. Passeri
Senior Vice President
Corporate Development and Strategic Planning

Agreed and accepted:

/S/ MARK W. NOEL
Mark W. Noel

Date: January 23, 2001

Enclosures

Invention, Non-Disclosure and Non-Competition Agreement

Form I-9